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Exhibit 5.4

LETTER OF CONSENT

Re:	Registration Statement on Form F-9 dated October 9, 2009 (the "Registration Statement") of Canadian Natural Resources Limited

        We are a firm of independent petroleum consultants of Calgary, Alberta having prepared an evaluation report entitled "Horizon Oil Sands Project, Surface Mineable Reserves Booking, Effective December 31, 2008" (the "Report"). The Report was dated February 17, 2009.

        We refer to the Registration Statement relating to the offering of Debt Securities by Canadian Natural Resources Limited and hereby consent to the reference to our firm under the heading "Experts" and to the use of our Report which is incorporated by reference in the Registration Statement.

Yours very truly,
GLJ PETROLEUM CONSULTANTS LTD.
"ORIGINALLY SIGNED BY"
James H. Willmon, P. Eng. Vice-President

Dated: October 9, 2009
Calgary, Alberta
CANADA

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  Exhibit 5.4
LETTER OF CONSENT